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AXP VARIABLE PORTFOLIO-MANAGED SERIES, INC.
File No. 2-96367/811-4252

EXHIBIT INDEX

Exhibit (d)(2):     Investment Management Services Agreement, dated Sept. 13,
                    1999.

Exhibit (d)(6):     Administrative Services Agreement, dated Sept. 13, 1999.

Exhibit (g)(2):     Custodian Agreement, dated Sept. 13, 1999.

Exhibit (i):        Opinion and Consent of Counsel.

Exhibit (m):        Plan and Agreement of Distribution, dated Sept. 13, 1999.